UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2021

EVmo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39132	81-3028414
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

433 N. Camden Drive, Suite 600 Beverly Hills, California	90210
(Address of registrant’s principal executive offices)	(Zip code)

(310) 926-2643

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
None.	None.	None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

Term Loans

On July 9, 2021 (the “Closing Date”), EVmo Inc. (the “Company”) entered into a Term Loan, Guarantee and Security Agreement (the “Term Loan Agreement”) with EICF Agent LLC (“EICF”), as agent for the lenders, and Energy Impact Credit Fund I, LP, as lender (the “Lender”), providing for a secured term loan facility in an aggregate principal amount of up to $15.0 million (collectively, the “Term Loans”), consisting of a $7.5 million closing date term loan facility (the “Closing Date Term Loan”) and up to $7.5 million of borrowings under a delayed draw term loan facility (the “Delayed Draw Term Loan Facility”). The Closing Date Term Loan was fully drawn on the Closing Date, while the Delayed Draw Term Loan Facility is available upon the satisfaction of certain conditions precedent specified in the Term Loan Agreement. The Term Loan Agreement matures on July 9, 2026.

Interest Rate

Borrowings under the Term Loan Agreement bear interest at the London Interbank Offered Rate (“LIBOR”), plus a margin of 10.0%. In addition, upon the occurrence of an event of default, and for so long as such event of default continues, default interest equal to 2.00% per year in excess of the rate otherwise applicable will be payable. The Term Loan Agreement also includes customary replacement provisions in the event of the discontinuation of LIBOR.

Security; Guarantees

The Company’s Guaranteed Obligations (as defined in the Term Loan Agreement) are guaranteed by certain of the Company’s material, wholly-owned subsidiaries, subject to customary exceptions (together with the Company, the “Credit Parties”). The Credit Parties’ obligations, including the Closing Date Term Loan and any borrowings under the Delayed Draw Term Loan Facility, are a general obligation of the Company secured by the Collateral, which is defined in the Term Loan Agreement as substantially all of the Company’s property and assets other than certain vehicles leased by the Credit Parties. The Credit Parties and EICF have entered into a pledge agreement in which the Credit Parties have pledged and assigned to EICF, acting on behalf of the Lender, the Collateral and granted a security interest in its right, title, and interest.

Prepayments

Subject to certain conditions, the Company may voluntarily prepay the Term Loans on any Payment Date (as defined in the Term Loan Agreement), in whole or in part, in a minimum amount of $500,000 of the outstanding principal amount. Mandatory prepayments shall be made, subject to certain exceptions, within 120 days of the end of each calendar year, beginning with the year ending December 31, 2022, in the following amounts: (i) if the Total Leverage Ratio (as defined in the Term Loan Agreement) is greater than or equal to 2:50:1:00, 50.0% of Excess Cash Flow (as defined the Term Loan Agreement) or (ii) if the Total Leverage Ratio is less than 2:50:1:00, 25.0% of Excess Cash Flow, net of all voluntary prepayments made on the Term Loans during such calendar year. The Term Loan Agreement also requires mandatory prepayment of certain amounts in the event the Company receives proceeds from certain events and activities, including asset sales and casualty events and the issuance of either indebtedness or preferred equity interests. Whether prepayment is made voluntarily or mandatorily, the Company shall include a prepayment fee (the “Prepayment Fee”), calculated as follows: if prepayment occurs prior to the first anniversary of the Closing Date, a Prepayment Fee of 4.00% of the principal amount being prepaid; if prepayment occurs on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, a Prepayment Fee of 3.00% of the principal amount being prepaid; and if prepayment occurs on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, a Prepayment Fee of 2.00% of the principal amount being prepaid.

Fees

The Term Loan Agreement provides for payment to the Agent on behalf of the Lender of (1) closing fees equal to 1.00% of the Closing Date Term Loan, and (2) application fees equal to 1.00% of the Closing Date Term Loan, each of which were payable on the Closing Date. Should the Company make any borrowings under the Delayed Draw Term Loan Facility, the same closing and application fees will be applied against such borrowings.

Representations, Warranties and Covenants

The Term Loan Agreement contains customary representations and warranties, as well as customary affirmative and negative covenants, in each case, with certain exceptions, limitations and qualifications.

The Term Loan Agreement also requires that the Company regularly provide certain financial information to EICF, as well as maintain a net leverage ratio and a minimum amount of liquidity.

Events of Default

Events of default under the Term Loan Agreement include, but are not limited to, a breach of certain covenants or any representations or warranties, failure to timely pay any amounts due and owing, the commencement of any bankruptcy or other insolvency proceeding, judgments in excess of certain acceptable amounts, the occurrence of a change in control, certain events related to ERISA matters, impairment of security interests in the Collateral or invalidity of guarantees or security documents, in each case, with customary exceptions, limitations, grace periods and qualifications.

If an event of default occurs, EICF may, among other things, declare all obligations to be immediately due and payable, together with accrued interest and fees, and exercise remedies under the collateral documents relating to the Term Loan Agreement.

Use of Proceeds

The Company has used or will use, as applicable, the proceeds of the Closing Date Term Loan as follows: (i) for growth capital purposes, working capital purposes and other corporate purposes (ii) for the refinancing of Existing Indebtedness (as defined in the Term Loan Agreement), and (iii) to pay any fees associated with the transactions contemplated under the Term Loan Agreement and any other documents used to facilitate the Term Loans.

Issuances of Term Note and Warrant

The Closing Date Term Loan has been evidenced by a promissory note (the “Term Note”), dated as of the Closing Date, and duly executed and delivered by the Company.

As a condition precedent to the Agent and the Lender entering into the Term Loan Agreement, the Company issued to the Lender a common stock purchase warrant, dated as of the Closing Date (the “Warrant”), which grants the Lender the right to purchase up to 1.5 million shares of the common stock of the Company, par value $0.000001 (the “Common Stock”), at an exercise price of $2.10, subject to adjustment as set forth in the Warrant. The Warrant is subject to vesting, with 450,000 shares of Common Stock exercisable as of the Closing Date and the remainder exercisable only in the event that the Company borrows under the Delayed Draw Term Loan Facility or fails to consummate a qualifying equity transaction on or before October 7, 2021. The Warrant has no expiration date.

The Term Note and the Warrant were issued in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) promulgated thereunder. The Lender is an accredited investor, as that term is defined in Regulation D of the Securities Act. Any additional notes to be issued by the Company to the Lender pursuant to the Term Loan Agreement will be issued in reliance on the same exemption.

The Company has filed copies of the Term Note, the Term Loan Agreement, and the Warrant herewith as Exhibits 4.1, 10.1, and 10.2, respectively. The foregoing descriptions do not constitute a complete summary of the terms of any of the Term Note, the Term Loan Agreement, or the Warrant, and are qualified in their entirety by reference to the full texts of each of these documents.

Exchange of Prior Notes for Series B Preferred Stock and Warrants

In connection with the Company’s entry into the Term Loan Agreement, the Company entered into an exchange agreement, dated as of July 8, 2021 (the “Exchange Agreement”), with the holder (the “Holder”) of the Company’s 12.5% OID convertible promissory notes due January 12, 2022 issued on April 12, 2021 (the “Prior Notes”), as disclosed in the Company’s current report on Form 8-K filed on April 16, 2021.

Pursuant to the Exchange Agreement, the Holder agreed to exchange the Prior Notes for 230,375 shares of Series B convertible preferred stock, par value $0.000001 per share (the “Preferred Stock”), and a warrant (the “Exchange Warrant”). The Exchange Warrant grants the Holder the right to purchase 93,750 shares of Common Stock at an exercise price of $3.00, subject to adjustment as set forth therein. The Exchange Warrant is exercisable in full at any time within five (5) years of the date of issuance. Additional warrants on substantially identical terms as the Exchange Warrant will be issued by the Company to the Holder monthly until such time as the Preferred Stock is redeemed in full, upon which a final warrant will be issued.

The Preferred Stock is convertible at any time at the option of the holder thereof into if not previously converted into shares of Common Stock at an initial conversion price of $3.00 per share, subject to adjustment as set forth in the Certificate of Designation (as defined below).

The Preferred Stock is subject to mandatory redemption in full at a redemption price initially equal to $10.00 per share, within 15 business days after the date on which the Company has completed an equity financing resulting in total proceeds of at least $10 million. At any time after January 12, 2022, provided that the Company has paid in full all obligations outstanding under the Term Loan Agreement, the holders of a majority of the outstanding shares of Preferred Stock shall be entitled to require the Company to redeem the Preferred Stock at the then applicable redemption price, and any such redemption of Preferred Stock shall be prior and superior to the redemption of any and all other equity securities of the Company duly tendered for redemption.

If at any time while the Preferred Stock is outstanding, the Company completes any single public offering or private placement of its equity, equity-linked or debt securities (each, a “Future Transaction”), the holders of the Preferred Stock may, in their sole discretion, elect to apply all, or any portion, of the then outstanding Preferred Stock and any accrued but unpaid dividends, as purchase consideration for such Future Transaction. The conversion price applicable to such conversion shall equal seventy percent (70%) of the cash purchase price paid per share, unit or other security denomination for the securities of the Company issued to other investors in the Future Transaction.

A certificate of designation setting forth the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Preferred Stock (the “Certificate of Designation”) has been filed as an amendment to the Company’s amended and restated certificate of incorporation with the Division of Corporations, Delaware Secretary of State, along with a certificate of correction (the “Certificate of Correction”) to address clerical errors made in the Certificate of Designation.

The Preferred Stock and the Exchange Warrant were issued in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act, and Rule 506(b) promulgated thereunder. The Holder is an accredited investor, as that term is defined in Regulation D of the Securities Act. Any additional warrants to be issued by the Company to the Holder pursuant to the Exchange Agreement will be issued in reliance on the same exemption.

The Company has filed copies of the Certificate of Designation, the Certificate of Correction, the Exchange Agreement, and the Exchange Warrant herewith as Exhibits 3.1, 3.2, 10.3, and 10.4, respectively. The foregoing descriptions do not constitute a complete summary of the terms of any of the Certificate of Designation, the Certificate of Correction, the Exchange Agreement, or the Exchange Warrant, and are qualified in their entirety by reference to the full texts of each of these documents. A copy of the Preferred Stock certificate issued to the Holder is filed herewith as Exhibit 4.2.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Certificate of Designation of the Company relating to the Series B Preferred Stock
3.2	Certificate of Correction of the Company relating to the Series B Preferred Stock
4.1	Term Note issued by the Company to the Lender
4.2	Form of certificate representing the Series B Preferred Stock
10.1	Term Loan Agreement entered into by and between the Company and EICF on behalf of the Lender
10.2	Warrant issued by the Company to the Lender
10.3	Exchange Agreement between the Company and the Holder
10.4	Exchange Warrant issued by the Company to the Holder

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2021	EVmo, Inc.

	By:	/s/ Stephen M. Sanchez
	Name:	Stephen M. Sanchez
	Title:	Chief Executive Officer